NEWS RELEASE
For More Information Contact:
Rodney L. Underdown, (913-344-9395)	Peggy Landon, (913-344-9315)
Chief Financial Officer	Director of Investor Relations
and Corporate Communications

Compass Minerals Announces $100 Million Senior Notes Offering

OVERLAND PARK, Kan. (May 21, 2009) – Compass Minerals International, Inc. (NYSE: CMP) today announced that it is proposing to offer in a private placement $100.0 million in aggregate principal amount of Senior Notes due 2019 (the “Notes Offering”).
The senior notes being offered by Compass Minerals in the Notes Offering will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The senior notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.
The net proceeds of the Notes Offering are intended to be used to fund the concurrent tender offer (the “Tender Offer”) announced today to purchase any and all of Compass Minerals’ outstanding
$89.6 million in aggregate principal amount 12% Senior Subordinated Discount Notes due 2013 (the “2013 Notes”), including any redemption of any 2013 Notes that remain outstanding after the expiration of the Tender Offer, and for general corporate purposes.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on Form 10-K  filed with the Securities and Exchange Commission on February 20, 2009. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.